                                                                    EXHIBIT 99.1

[WFI Globe LOGO]
FOR IMMEDIATE RELEASE

Investor/Media Contact:
Mark Francois
Director, Investor Relations
Wireless Facilities, Inc.
858.228.2450
mark.francois@wfinet.com

Wireless Facilities Completes $45 Million Private Placement Of Preferred Stock

SAN DIEGO, CA, May 20, 2002 -- Wireless Facilities, Inc., (WFI), (Nasdaq: WFII -
News), today announced that it reached an agreement on May 16, 2002, to sell $45 million of its preferred stock at a slight premium to market, in a private placement to investment funds managed by Oak Investment Partners and Meritech Capital Partners and to a single private investor, Sean Tayebi, who is the brother of the Company's founder and CEO. Both Oak and Meritech were the Company's two largest sources of pre-public venture capital. This transaction follows Oak Investment Partners' purchase of $35 million of Series A preferred stock from WFI in October 2001.

"Beyond strengthening our balance sheet with higher cash reserves and debt retirement, the added liquidity improves our marketplace flexibility and enhances our value proposition to customers who select their outsourcing partners based on organizational depth, financial strength and quality of service," said Masood K. Tayebi, Chairman and Chief Executive Officer of WFI. "The past year has been a transitional period for wireless telecommunications, yet we have improved our market position. Our investors' actions underscore their continued confidence in the Company's strategy."

Pursuant to the agreement, upon the completion of certain closing conditions, the investors will purchase shares of Series B preferred stock for a common stock equivalent price of $5.00 per share, based on the five day average closing price through May 16, 2002 plus one penny, in amounts totaling $20 million for Oak, $20 million for Meritech and $5 million for Mr. Tayebi. The shares of Series B preferred stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Holders of the Series B preferred stock may convert those shares into shares of WFI's common stock at any time. After 33 months, the Series B preferred stock will automatically convert into shares of WFI's common stock once it trades above $11.00 per share for 30 consecutive days. The purchasers of the Series B preferred stock have agreed to a lockup with respect to the shares (and the underlying common stock); the lockup will expire in stages beginning 18 months from the date the shares are purchased. The Series B preferred stock will have a liquidation preference and price antidilution protection. The liquidation preference will provide that upon any liquidation, sale or change of control of WFI, holders of the Series B preferred stock will be entitled to receive the amount invested prior and in preference to any distribution to holders of WFI's common stock. Subject to certain exceptions and limitations, the price antidilution protection will provide that, during the 18-month period following the purchase of the Series B preferred stock, if WFI sells more than $15 million in additional stock at a common stock equivalent price of less than $5.00 per share, the conversion price of the outstanding Series B preferred stock will then be adjusted to be equal to the price at which such shares of stock are sold. The Series B preferred stock sale will trigger similar antidilution protection mechanisms provided to holders of the Company's Series A preferred stock sale. The price of the Series A preferred stock will be adjusted from $5.50 per share to $5.00 per share.

About Wireless Facilities, Inc.

A global leader in telecommunications outsourcing, Wireless Facilities, Inc. designs, deploys and manages wireless networks for some of the largest cellular, PCS and broadband wireless carriers and equipment suppliers worldwide. Specializing in network architecture and dimensioning of mobile and high speed wireless data systems, including third generation (3G) networks, WFI provides a complete range of network services -- from business and market planning to RF engineering, fixed network engineering, IP and data engineering, site acquisition and development, installation, optimization and maintenance. Headquartered in San Diego, WFI has performed work in over 100 countries since the Company was founded in late 1994. The Company has offices in Dallas, Chicago, Seattle, Reston, Montvale, London, Gothenburg, Mexico City, Sao Paulo, and Beijing. News and information are available at www.wfinet.com.

WFI and the WFI Globe logo are registered trademarks of Wireless Facilities, Inc.

Forward Looking Statement -- This news release contains certain forward-looking statements that involve risks and uncertainties. Words such as "plans," "believes," "may," "will," and similar expressions are intended to identify forward-looking statements. Such statements are only predictions, and the Company's actual results may differ materially from those anticipated in these forward looking statements. Forward looking statements include reference to the Company's belief that higher cash reserves and the retirement of debt will strengthen the Company's standing as a provider of outsourced wireless services to customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause the Company's results to differ include, but are not limited to, customer acceptance of the Company's services; changes in the scope or timing of the projects for customers; continued and additional slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company's services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or the loss of key customers; the adoption rate of new wireless data services; potential losses arising from business transactions; the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; competition in the marketplace which could reduce revenues and profit margins; and lower customer satisfaction levels for services performed by the Company. These factors and others are more fully discussed under "Risk Factors" and elsewhere in the Company's annual report on Form 10-K and the Company's quarterly report on Form 10-Q filed on March 19, 2002 and May 15, 2002, respectively, with the Securities and Exchange Commission.

                                      ###